.
                                CONVERTIBLE NOTE

$2,250,000                                              Date:  July 24, 1996

                  On July 24, 1996, ARC Capital, a California corporation ("Maker"), Ventek, Inc., an Oregon corporation ("Ventek") and the stockholders of Ventek entered into an Asset Purchase Agreement pursuant to which Maker acquired certain assets of Ventek from the stockholders. The purchase price of the Ventek assets purchased from the stockholders partly consists of this Convertible Note on the following terms and conditions.

                  FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Ventek, Inc. or its successor ("Payee") the principal sum of TWO MILLION TWO HUNDRED AND FIFTY THOUSAND Dollars ($2,250,000) in lawful money of the United States of America, together with interest on the unpaid principal balance according to the terms and subject to the conditions set forth in this Convertible Note (this "Note").

         1.       INTEREST

     This Note shall bear interest at the rate of 6.75% per annum.
Interest on the principal balance of this Note from time to time outstanding will be computed on the basis of a 365-day year and actual days elapsed from the date of this Note until converted or paid in accordance with this Note. In no event shall the interest rate exceed the maximum allowable by Oregon or any other applicable law.

         2.       PAYMENT

                  Interest in the amount of $37,968 will be payable quarterly in arrears. Principal will be paid in one installment on July 23, 1999 ("Maturity Date"). All payments will be made by Maker to Payee at such place as Payee shall designate by written notice to the undersigned.

         3.       PREPAYMENT

                  The Maker may, at its option and upon 15 days prior written notice to the Payee, prepay the principal amount hereof in whole at any time.

         4.       CONVERSION OF NOTE

                  Prior to the Maturity Date, but only on the terms set forth in
Exhibit I, the Payee will be entitled to convert all of the Note, at the principal amount thereof, into shares of Class A Common Stock ("ARC Stock") of the Maker, at the price of $2.25 per share (the "Conversion Price"). Notwithstanding the requirements for conversion in Exhibit I, Payee may convert any portion of the Note after receiving a prepayment notice as provided in
Section 3. No payment or adjustment will be made on conversion of the Note for interest accrued thereon. The Maker is not required to issue fractional shares of ARC Stock upon conversion of the Note and, in lieu thereof, will pay a cash adjustment based upon the closing market price of the ARC Stock on the last business day prior to the date of conversion.

           (a) If the Maker (i) pays a dividend or makes a distribution on its ARC Stock in shares of its Stock; (ii) subdivides its outstanding shares of ARC Stock into a greater number of shares, or; (iii) combines its outstanding shares of ARC Stock into a smaller number of shares; then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the Payee may receive the number of shares of ARC Stock which he would have owned immediately following such action if he had converted the
Note immediately prior to such action.

                  The adjustment shall become effective immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

           (b) Upon conversion, Payee understands and agrees that the ARC Stock to be issued to Payee, or the Subsidiary Stock (as defined below) to be issued upon the exercise of the Stock Sale Option pursuant to Section 5 below, will contain the following legend:

                  The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.

           (c) Upon receipt of the shares of ARC Stock, Payee shall be entitled to piggyback registration rights with respect to such shares as set forth in and pursuant to Section 5.4(c) of the Asset Purchase Agreement.

         5.       STOCK SALE OPTION

                  Upon conversion of the Note into ARC Stock and concurrent with or after an initial public offering ("IPO") of the common stock of one or more of, or any combination of, its SRC VISION, Inc., ARC Netherlands, Inc. and Ventek, Inc. subsidiaries (individually or collectively, "Subsidiary"), but only if such IPO occurs during the term of the Note, Payee shall have the option to sell to Maker up to 1,000,000 shares of ARC Stock converted to date for consideration consisting of Subsidiary common stock ("Subsidiary Stock") owned by Maker. The number of shares of Subsidiary Stock to be paid for ARC Stock shall be determined as follows:

                  (a) The total market value ("TMV") of ARC Stock to be sold to Maker shall be determined by multiplying the number of shares of ARC Stock times the average of the closing price of ARC Stock, as quoted by NASDAQ, for the 30 trading days ending on the IPO date.

                  (b) The TMV shall be divided by 70% of the per share IPO price of Subsidiary Stock before discounts, fees, underwriting costs, etc.

         6.       DEFAULT AND REMEDIES, SENIORITY AND OFFSET

                  (a) Events of Default. An Event of Default hereunder shall mean a default in the payment of any installment of principal and interest hereof, as and when due and payable, and be continuing for a period of 15 days following written notice thereof by Payee to Maker.

                  (b) Remedies. At any time after the occurrence of an Event of Default, the Payee may, by written notice sent to the Maker by registered or certified mail, return receipt requested, declare the entire amount of this Note to be forthwith due and payable, whereupon this Note shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived. Upon acceleration by Payee, Payee shall be entitled to all remedies available to it at law or in equity.

               (c) Security Interest. The payment of the Note is hereby secured by that certain Pledge and Security Agreement by and among ARC Capital, Ventek and Solin & Associates, P.C. ARC Subsidiary, Inc.

               (d) Junior to Ilverton. This Note is junior in right of payment to that certain Note in the principal amount of $3,400,000 dated April 17, 1996, issued by Maker and originally payable to Ilverton International Inc.; provided, however, that the junior status of this Note shall not impair or alter the priority of Payee's security interests in the personal property described in the Pledge and Security Agreement of even date herewith by and among ARC Capital, ARC Subsidiary, Inc., Ventek, and Solin & Associates P.C. nor shall it relieve Maker of its obligations to make payments to Payee in accordance with the terms of paragraph 2 herein.

               (e) Offset.  This Note is subject to  reduction  by  operation of
Section 7.2 of the Asset Purchase Agreement dated July 24, 1996, by and among Maker, Ventek and Ventek, Inc., which provides for the right of offset.

         7.       MISCELLANEOUS

                  (a) Elements of Risk. Payee recognizes that the amount due pursuant to this Note, and the securities that may be issued upon conversion of the Note, involve a high degree of risk in that (i) the Maker is an early stage company; (ii) there can be no assurances that the Maker will sustain profitability or generate sufficient cash flows to repay the Note; (iii) Payee may not be able to liquidate the ARC Stock (or Subsidiary Stock) received upon possible conversion of the Note; (iv) transferability of the ARC Stock (or Subsidiary Stock) received upon possible conversion of the Note may be extremely limited; and (v) in the event of a disposition of the ARC Stock (or Subsidiary Stock) received upon possible conversion of the Note and exercise of the Stock Sale Option pursuant to Section 5 of this Note, Payee could sustain the loss of his entire investment. Payee further recognizes that there can be no assurance that a Subsidiary IPO will ever take place.

                  The Payee acknowledges that he has (x) prior investment experience, including investment in non-listed and non-registered securities, or he has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Maker to evaluate the merits and risks of entering into this Note and receiving ARC Stock upon conversion of the Note or Subsidiary Stock upon the exercise of the Stock Sale Option pursuant to Section 5 of this Note, and (y) that he recognizes the highly speculative nature of this transaction and is able to bear the economic risk he hereby assumes.

                  The Payee hereby represents that he has been furnished by the Maker during the course of this transaction with all information regarding the Maker which he had requested or desired to know; that all documents which could be reasonably provided have been made available for his inspection and review; that he has been afforded the opportunity to ask questions of and receive answers from duly authorized officers of the Maker concerning the terms and conditions of the Note, and any additional information which he had requested.

                  (b) Notices. Unless otherwise specified herein, all notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed to have been duly given if sent by telecopy or by registered or certified mail, return receipt requested, postage and fees prepaid, or otherwise actually delivered to the address of the party to whom the notice is addressed as set forth below:

If to Maker:

ARC Capital
Attn:  President
2067 Commerce Drive
Medford, OR 97504
FAX: (541) 779-6838

If to Payee:

Ventek, Inc. (or its successor)
4217 W. Fifth Avenue
Eugene, OR 97402
FAX:  (541) 344-3780

                  Maker and Payee may each from time to time change its address for receiving notice by giving written notice thereof in the manner set forth above.

                  (c) Amendment; Waiver. This Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors, heirs, assigns, and personal representatives. No provision of this Note may be waived unless in writing signed by Payee, and waiver of any one provision of this Note shall not be deemed to be a waiver of any other provision.

                  (d) Attorneys' Fees. If there occurs an Event of Default, the undersigned promises to pay all reasonable costs and expenses of collection and attorneys' fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed in relation thereto.

                  (e) Severability. Whenever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

                  (f) Headings. The section and subsection headings contained in this Note are included for convenience only and form no part of the agreement between the parties.

               (g) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Oregon.

           IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

                                                      ARC CAPITAL

                                  By:
                                  Alan R. Steel
                                  Chief Financial Officer

                                                EXHIBIT I

                                 to Convertible Note Dated July 24, 1996

           The Payee's right to convert the Note into ARC Stock shall be subject to the achievement of certain sales and earnings objectives for the ARC Subsidiary (as defined in that certain Asset Purchase Agreement dated July 24, 1996, between the Company and Ventek) during the following periods: (i) from the date of this Note to December 31, 1996, (ii) calendar 1997, and (iii) calendar 1998. Upon achievement of both the sales and earnings objectives in any of the three periods, or cumulatively at the end of the second period, Payee shall have the right to convert up to one-third, or two thirds in case only the cumulative objectives are met at the end of the second period, of the principal amount of the Note into ARC Stock. If the period or cumulative sales and earnings objectives are not met in any single period, the right to convert the related increments shall cease to exist until the Maturity Date, at which time Payee may exercise his option to convert such one-third increment and any other portion of the Note not previously converted.

           The Ventek sales and earnings objectives are as follows:

              Period                              Sales         Earnings

From the date of the Note to December 31, 1996  $ 2,500,000     $  723,875

Calendar 1997                                     6,000,000      2,250,750

Calendar 1998                                     9,000,000      3,660,750



           If the sales and earnings objectives are achieved, the right to convert shall commence on the date of completion of the audit of the related period performed by Maker's independent public accountants, but not later than 90 days from the end of such period. For purposes of determining sales and earnings, the following definitions apply.

               1. Sales: The sales price of goods and services shipped determined in accordance with generally accepted accounting principles. The percentage-of-completion revenue recognition method shall not be used for purposes of computing sales.

           2. Earnings: Income before taxes based on income determined in accordance with generally accepted accounting principles applied on a consistent basis, after deduction as expenses of doing business of (i) a 3% of sales management fee, and (ii) interest and goodwill expenses arising from Maker's acquisition of Ventek.